SECURITIES AND EXCHANGE COMMISSION


                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



                                January 28, 2004
 -------------------------------------------------------------------------------
                (Date of Report, date of earliest event reported)



                           TITANIUM METALS CORPORATION
 -------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)



 Delaware                  0-28538                    13-5630895
--------------------------------------------------------------------------------
(State or other           (Commission                (IRS Employer
 jurisdiction of           File Number)               Identification
 incorporation)                                       Number)



                   1999 Broadway, Suite 4300, Denver, CO 80202
 -------------------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


                                 (303) 296-5600
 -------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)


                                 Not Applicable
 -------------------------------------------------------------------------------
             (Former name or address, if changed since last report)

Item 7(c):       Exhibits

                 Exhibit 99.1 Transcript of teleconference call held January 28,
                    2004 discussing earnings release for fiscal year 2003.

Item 9:          Regulation FD Disclosure

     On January 28, 2004, the Registrant hosted a teleconference call to discuss Registrant's earnings release for fiscal year 2003. A copy of the transcript of that teleconference call is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

     The information in this Form 8-K and the Exhibit attached hereto shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), nor incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, except as shall be expressly identified in such filing.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                               TITANIUM METALS CORPORATION
                               (Registrant)




                               By: /s/ Joan H. Prusse
                                   ----------------------------------------
                                    Joan H. Prusse
                                    Vice President, General Counsel & Secretary


Date: January 24, 2004

                                                                    Exhibit 99.1


                                      TIMET

                             Moderator: Lanny Martin
                                January 28, 2004
                                  9:30 a.m. CT



     Operator:  Good day,  everyone,  and  welcome to the TIMET  Fourth  Quarter
          Earnings 2003 Conference Call. Today's call is being recorded and a phone replay will be made available.

          Today's conference will be followed by a question and answer session. If at any time throughout the call you have a question, you may signal by pressing star key followed by the digit one on your telephone keypad.

          Now at this time, I would like to turn the call over to the Chairman and Chief Executive Officer, Mr. Lanny Martin. Please go ahead, sir.

     Lanny Martin: Thank you.  Good  morning  and  welcome  to TIMET's  Year End
          Conference Call. Here with me today is Bruce Inglis, our Vice President of Finance, and Scott Sullivan, our Director of SEC Reporting. As always, any information that we give you today that is not historical fact is a forward-looking statement that involves risks and uncertainties. Actual results may differ and you know our SEC filings contain a discussion of risks and uncertainties that may affect actual results.

          This morning TIMET reported operating income of $14.3 million for the fourth quarter of 2003, compared to an operating loss of $4.8 million for the fourth quarter of 2002. Net income was $9.9 million or $3.11 per share for the fourth quarter of 2003, compared to a net loss of $9.6 million or $3.05 loss per share for the fourth quarter of 2002.

          Sales revenue in the fourth quarter of 2003 increased 18% to $100 million -- $100.6 million as compared to the fourth quarter of 2002. Mill product sales volume in the fourth quarter of 2003 increased 16% from the fourth quarter of 2002 while melted product sales volume increased 143%. Mill product average selling prices, which include the effects of changes in product mix and foreign currencies, were 7% lower in the fourth quarter of 2003 than in the fourth quarter of 2002, while melted product average selling prices decreased 4%.

          Sales revenue in the fourth quarter of 2003 increased 20% compared to the third quarter of 2003, however, the third quarter revenue was impacted by the previously reported $6.8 million one time reduction in sales related to the termination of a purchase and sale agreement. Excluding this one time reduction, sales revenue increased 11% in the third quarter of 2003 to the fourth quarter of 2003.

          Mill product sales volume in the fourth quarter of 2003 increased 17% compared to the third quarter of 2003 while mill product average selling prices decreased 7% from third quarter 2003 prices, principally due to customer and product mix. Melted product sales volume was flat during the fourth quarter 2003 as compared to the third quarter of 2003, while fourth quarter 2003 melted product average selling prices increased 30% over the third quarter of 2003 prices. Melted products consist of ingot and slab and the increase in melted product average selling prices principally reflects a change in product mix relative to a significant sale of slab in the third quarter of 2003 for which the selling prices are lower than ingot.

          Gross margin was 12% during the fourth quarter of 2003 compared to negative 6% during a year ago period. As a result of lower costs and decreasing book inventories, gross margin during the fourth quarter of 2003 was positively affected by a $6.9 million reduction in cost of sales related to a decrease in our LIFO inventory reserve at December 31, 2003. Whereas the gross margin during the fourth quarter of 2002 was negatively affected by $2.3 million increase in cost of sales related to an increase on our LIFO inventory reserves at December 31, 2002. Additionally, the company's year on year improvement in gross margin reflects our cost reduction efforts and improved plant operating rates during in 2003. Capacity utilization across our plants was approximately 58% for the fourth quarter of 2003, up from 55% in the third quarter of 2003 and 48% in the fourth quarter of 2002.

          We recognized $10.1 million of operating income during the fourth quarter of 2003 related to the take-or-pay provisions of our long-term agreement with Boeing. Additionally we received the contractually required 2004 take-or-pay related net advance of $27.9 million from Boeing in early January 2004.

          Receivables were $67.4 million at December 31, 2003, compared to $68.3 million at September 30, 2003 or $68.8 million at December 31, 2002. The decrease was due to our improved collection efforts during 2003, leading to a 14-day decrease in our days sales outstanding from 75 days at year-end 2002 to 61 days at year-end 2003.

          Inventory increased slightly from $162.4 million at September 30, 2003, to $165.7 million at December 31, 2003, due to both the ramp up of certain production in anticipation of increased sales during 2004 and the continued weakening of the U.S. dollar compared to the pound sterling and the euro.

          Capital expenditures for the fourth quarter of 2003 were $6.5 million compared to $3 million during the fourth quarter of 2002. For the full year 2003, capital expenditures were $12.5 million compared to $7.8 million in 2002. Depreciation and amortization expense was $8.2 million for the fourth quarter of 2003 compared to $9.5 million during the fourth quarter of 2002.

          We were in a net cash position at December 31, 2003, of $37.3 million, consisting of $35 million of cash and cash equivalents, $2.3 million of restricted cash and no bank debt. At December 31, 2003, we had aggregate unused borrowing availability under our U.S. and European credit agreements of approximately $142 million.

          Additionally, we had $18.4 million of accrued BUCS dividends at December 31, 2003 related to our deferral of scheduled dividends payments since December of 2002.

          TIMET's backlog increased to $180 million at December 31, 2003 from $160 million at September 30 and $165 million at December 31, 2002.

          Let me now discuss our current outlook. Again, please keep in mind that a wide range of outcomes is possible in 2004 and beyond and accordingly our remarks this morning concerning the outlook for the industry and our business should only be considered as broad guidelines and I encourage you not to place undue reliance on our comments. Actual results may differ. Additionally, all of my forthcoming comments exclude the potential impact of adverse consequences that could result in the future related to the continuing war on terrorism or other adverse world events.

          Although the commercial airline industry continues to face significant challenges, recent economic data has shown signs of an improving business environment in that sector. Airline passenger traffic has benefited from various factors in 2003 and global traffic finally reached pre-September 11, 2001 levels in November of 2003. Although these appear to be positive signs, we currently believe that the industry mill product shipments into the commercial aerospace sector will be somewhat flat during 2004.

          We expect our sales revenue in 2004 to increase to somewhere between $400 million and $420 million, reflecting the combined effects of increases in sales volume and market share and relative weakness in the U.S. dollar as compared to the pound sterling and the euro, partially offset by continued price pressures. Mill product sales volume which was 8,875 metric tons in 2003, is expected to increase to between 9,300 and 9,500 metric tons in 2004. Melted product sales volume, which was 4,725 metric tons in 2003 is expected to decrease to between 4,300 and 4,500 metric tons in 2004. We expect between 55,000 -- excuse me, 55% and 60% of our 2004 mill and melted product sales volume will be derived from the commercial aerospace sector, which would be a slight decrease from 2003, with the balance from military aerospace, industrial and emerging markets. Our expected sales volume increase in 2004 is principally driven by an anticipated increase in sales volume to industrial and emerging markets.

          Our cost of sales is affected by a number of factors, including customer and product mix, material yield, plant operating rates, raw material costs, labor and energy costs. Raw material costs represent the largest portion of our manufacturing cost structure. Our most recent experience indicates higher raw material prices, due to a tightening in raw material availability, especially in the scrap markets. We also expect a slight increase in energy costs in 2004.

          We expect to manufacture a significant portion of our titanium sponge requirements in 2004 and purchase the balance. The unit cost of titanium sponge manufactured in our Henderson, Nevada facility is expected to decrease relative to 2003 due primarily to higher sponge plant operating rates as we ramp up to full capacity by the end of 2004. As we increase production volume in response to increased requirements, certain manufacturing overhead costs increase at a slower rate and to a lesser extent than production volume changes, generally resulting in lower costs relative to production levels. We expect aggregate cost of purchased sponge and scrap to increase during 2004.

          We expect production volumes to increase in 2004 slightly increasing our overall capacity utilization to 57% in 2004 as compared to 56% in 2003. However, our practical capacity utilization measures can vary significantly based on product mix. We are continuing to identify areas for potential cost savings in addition to the savings realized in 2003 and we expect gross margin in 2004 to range from 6% to 8% of net sales.

          Selling, general, administrative and development expenses for 2004 should be approximately $35 million. Dividend expense on the Company's Convertible Preferred Securities in 2004 should approximate $15 million, including additional interest costs related to the deferral of the dividend payments. As we have previously communicated, we will consider resuming payment of dividends on the Convertible Preferred Securities if the outlook for the Company's business improves significantly.

          We anticipate that Boeing will purchase about 800,000 pounds of product during 2004. At this projected order level we expect to recognize about $25 million of income under Boeing's long-term agreement's take-or-pay provisions in 2004. This income will be reported as operating income, but will not be included in sales revenue, sales volume or gross margin.

          We presently expect operating income for 2004 of between $12 million and $22 million and our bottom line to range from a net loss of $5 million to net income of $5 million.

          We expect to generate $25 to $35 million in cash flow from operations during 2004, partially driven by the continued deferral of the dividends on the Convertible Preferred Securities.

          Capital expenditures during 2004 are expected to approximate $16 million. The increase over 2003 relates primarily to capital needs relative to our anticipated ramp up of sponge production at our Henderson facility. Depreciation and amortization should approximate $32 million in 2004.

          We currently expect to make contributions of about $12 million to our defined benefit pension plans during 2004 and we expect our pension expense to approximate $8 million in 2004.

          Our year on year improvements in sales and operating income reflect achievements in many areas most specifically with regard to our vigorous cost and inventory reduction efforts, and we will continue our focus on reducing costs throughout the company in 2004. We currently see a strong first half of 2004, although there are some uncertainties surrounding the second half of 2004. We remain cautiously optimistic that the commercial aerospace industry has begun to turn upward and feel that with our strong balance sheet and improved cost structure we're well positioned to maximize profitability during the upturn. Additionally, we expect solid growth from sales in the industrial and emerging markets during 2004, two areas in which our business is continuing to positively diversify.

          Let me stop here and open the call to questions.

     Operator: Thank you. The question and answer session will be conducted electronically. If you'd like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you're using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star one at this time if you have a question. We'll pause for just a moment to assemble a cue.

          And we'll take our first question from Chris Cook with Zazove.

     Chris Cook: Hi, two questions. I think you said excess pension contribution was going to be about $8 million in 2004.

     Lanny Martin: The expenses -- the expense is $8 million. Contribution -- cash contribution is $12 million.

     Chris Cook: OK. And I'm sorry; does that come out of cash flow from operations of $25 to $35? Is that pre that number or...?

     Lanny Martin: That's included. That's a -- that's included in that number.

     Chris Cook: OK. So you pay the -- you've contributed before that's taken out to get to the $25 to $35 million cash flow?

     Lanny Martin: Correct.

     Chris Cook: OK and then thoughts on reinstating the dividend on the BUCS given the cash flow you guys are generating and the lack of debt?

     Lanny Martin: Well, we -- you can't just, you know, start and stop on this situation, so right now we want to be very conservative and make sure that we're in a sustained recovery before we consider that.

     Chris Cook: OK.

     Lanny Martin: And that decision is made by the Board, so it will be a decision made at the time it's made.

     Chris Cook: Got you. And is there any -- will, you guys look to capacity utilization rates or what's...?

     Lanny Martin: Yes. I think the overall volume is going to be an important driver.

     Chris Cook: OK. OK. Thanks. Good job.

     Lanny Martin: Thank you.

     Operator: And once again, please press star one at this time if you have a question. We'll pause for just a moment to allow everyone the opportunity to signal.

          Our next question comes from Bryan Kiss with Kettle Hill Capital Management.

     Bryan Kiss: Good morning, gentlemen. I was wondering if you could help me understand -- I'm new to the [store], but could you help me understand as I look at 2005 and beyond, what is the marginal contribution on every dollar sales over the $400 million mark? I'm just trying to understand the leverage of the business here. Thank you.

     Lanny Martin: Well, you know, it's so dependent on the mix, whether these sales are under our long term contracts or whether we get price increases out of our customers. Factors that go into that, you know, we have strong operating leverage, so if we increase capacity utilization, our overall cost per unit drops in a meaningful way, so there is a lot of operating leverage in the business and I think the best way to go back is just go back and look at us or some of our competitors for the last five or six years and you'll see when, you know, when there's a year to year change in volume what kind of leverage you get. Do you want to add anything to that, Bruce?

     Bruce Inglis: No. I would agree it's really driven by volume and being able to spread the fixed cost over the higher volume production.

     Bryan Kiss: Sure. And let's just assume that I hold prices constant at this point and you say that the utilization rate would be 57%, I believe you said, for 2004. If that went to a few percentage higher, 60%, 65%, what is the marginal, I guess, gross margin and operating margin percentage on those dollars if I hold prices constant?

     Lanny Martin: Well, you know, we'd just be speculating here. I would rather not do that. It will go up. It will definitely go up and that would be a difference of going from 57% to 65% would be several points of gross margin.

     Bryan Kiss: OK. OK. Great. Thank you, gentlemen.

     Operator: And once again, that's star one if you have a question. We'll take a follow-up from Chris Cook.

     Chris Cook: Yes, real quickly on that -- on the BUCS. Do you guys have to -- can you just reinstate the dividend and not pay the arrearages or you can pay the arrearages and reinstate the dividend? I mean, you have that option, right?

     Lanny Martin: Yes. I think you could -- I think you could -- yes, we would have to first repay the dividends before we start paying the new dividends.

     Chris Cook: Oh, so you do have to make up for all the arrearages?

     Lanny Martin: But I guess we could make up the arrearages and not -- and continue suspending current payments.

     Chris Cook: I see. OK. And then it looks like you guys are calling for incremental gross margin of 60% from '03 to '04 roughly, if you just do the math. I think my numbers are right. And does that sound -- and frankly, most of that dropped to the bottom line if not more than all that drops to the bottom line because SG&A is actually going down?

     Lanny Martin: Well, in 2003 we had gross margins of 4.4%, isn't that right, Bruce? And we're now saying we're going to have 6% to 8%.

     Chris Cook: 18 -- I'm sorry; you're right, 12 on 18. So 33% incremental gross margins. I did the math wrong.

     Lanny Martin: Yes, 33% to almost double the range.

     Chris Cook: Right, but that incremental gross margin of 33% '03 to '04, that seems -- I mean, I would assume that that doesn't go down if we continue to grow sales?

     Lanny Martin: Correct.

     Chris Cook: OK. OK. Thanks.

     Operator: And as a final reminder, please press star one if you have a question. We'll pause for just a moment. And Bryan Kiss does have a follow up question.

     Bryan Kiss: Thank you, gentlemen. I was just wondering if you could just give me a little more color on the incremental growth you're expecting here in terms of the different industries and what are maybe the growth sectors moving -- going forward?

     Lanny Martin: Yes, we've, as I said, we've seen commercial aerospace is going to be relatively flat and that we'll see some increase in industrial and emerging markets...

     Bryan Kiss: Can you help me understand?

     Lanny Martin: And industrial markets would be generally power or other industrial factory types of orders. And in the emerging markets it would be actually incremental in several areas including automotive.

     Bryan Kiss: And could you just discuss the potential in the automotive market briefly?

     Lanny Martin: For the old timers that are on this call, they've heard me talk about automotive for about 10 years, so we've been working on developing automotive for a long period of time. We've really started a couple years ago with the really intensive effort and we're just -- we're beginning to see it pay off and we've got a great team working in that area and we think that it has potentially a very large application; it could be a double digit percentage of our sales some day.

     Bryan Kiss: And when you say some day, is that 5 years from now, 10 years from now? You seem to be working on a long time frame.

     Lanny Martin: Yes.

     Bryan Kiss: What...?

     Lanny Martin: I'm saying that that's a longer-term goal. Yes, I'm saying that.

     Bryan Kiss: Sure.  What's the catalyst  that needs to drive that  business?
          What needs to happen exactly?

     Lanny Martin: For one of the factors, it's a -- there's a continuing drive to improve performance under the CAFE standards or mileage standards and lightening up the automobile is an important thing. I think there's also we've been working very hard on getting our costs down and developing special alloys that are particularly suitable in the automotive application and, you know, getting the chain of supply comfortable with titanium and making sure that they can produce these products on existing equipment that they have. And all of those things have taken a long time, so that's really what drives it and it's been a slowly developing area, but we're starting to see some more. We expect more progress this year on top of the progress we had last year, so we're generally pleased with what's happening there.

     Bryan Kiss: OK. Great. Thank you very much.

     Operator: And gentlemen, it appears we have no further questions at this time. Mr. Martin, I'd like to turn the call back to you for any additional or closing remarks.

     Lanny Martin: Thank you all for taking time out to participate in our call and we appreciate your interest. That's the end of the call.

     Operator: That does conclude today's conference call. Thank you for joining. If you would like to listen to the replay of the conference, you may do so by dialing 888-203-1112 or 719-457-0820 and entering the pass code of 621771 beginning today at 11:30 a.m. Mountain Time and running through 10:00 p.m. Mountain Time February 2. Thank you and you may now disconnect.

                                       END